Exhibit 99.1

NEWS RELEASE

SILICON LABORATORIES EXPANDS TIMING SOLUTIONS WITH
ACQUISITION OF SPECTRALINEAR

AUSTIN, Texas — Jan. 26, 2011 - Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal ICs, today announced the acquisition of Silicon Valley-based SpectraLinear, a late-stage private company offering integrated timing solutions. Silicon Labs acquired the talented SpectraLinear team and a complementary portfolio of programmable clock ICs for approximately $40 million.

SpectraLinear’s family of low-power, highly programmable and small-footprint silicon clocking solutions is optimized for consumer electronics and embedded applications such as portable media players, residential gateways and digital cameras. Similar to Silicon Labs’ approach in the middle and high end of the timing market, SpectraLinear leverages a high level of integration and programmability in its product architectures to address cost-sensitive, high-volume applications. The company’s customer base includes industry leaders in the consumer market including portable device, handset and communications gear makers.

SpectraLinear’s innovative clock products complement Silicon Labs’ existing timing product line, by adding a broad family of ICs that Silicon Labs believes will accelerate penetration of the approximately $500 million opportunity in  high-volume applications.

“By offering strong product synergies, tier one customer alignment and an immediate footprint in the timing subsystem of consumer devices, this acquisition further establishes Silicon Labs as a one-stop timing solution provider,” said Mark Downing, vice president of strategy and business development. “We have established a successful timing portfolio organically in high-

performance applications, more than doubling our timing revenue since 2008 to greater than 10 percent of our business. We believe our acquisition of CMOS-based MEMS resonator technology in 2010 followed by today’s acquisition of SpectraLinear will enable Silicon Labs to accelerate market share gains in the timing market.”

“This combination will allow us to leverage Silicon Labs’ greater resources and sales channel to reach a broader set of customers globally,” said Ilhan Refioğlu, CEO of SpectraLinear. “We believe the product line synergy will allow us to hit the ground running and rapidly capitalize on new revenue opportunities.”

SpectraLinear is based in Santa Clara, California, with design centers in Bangalore, India, and Istanbul, Turkey. The acquisition will bring 19 patents issued or pending and a team of 44 employees to Silicon Labs.  The acquisition is expected to be accretive to earnings, excluding the amortization of intangibles, in its first full quarter of operations in 2011.

Webcast and Conference Call

A conference call discussing the acquisition and Silicon Labs’ quarterly results also announced today, will follow this press release at 7:30 a.m. central time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1 (800) 642-1687 or +1 (706) 645-9291 (international) and by entering 38360353. The replay will be available through February 9, 2011.

About Silicon Laboratories Inc.

Silicon Laboratories is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs. Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of patented semiconductor solutions offers customers significant advantages in performance, size and power consumption. For more information about Silicon Labs, please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will,” “expanding,” “growing,” and similar phrases as they relate to Silicon Laboratories or SpectraLinear are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks related to the successful completion of the development and implementation of SpectraLinear’s technology, risks that the acquisition may not yield the expected benefits due to the failure to properly integrate the acquired business and employees; risks that the acquired business’ products and processes under development may fail to achieve market acceptance; risks of disputes regarding the acquired business and intellectual property; risks that the performance of Silicon Laboratories’ existing business may not offset the dilutive effect of the acquisition; risks associated with the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

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